EXHIBIT 10.2
EXECUTION COPY

MEMBER WITHDRAWAL AGREEMENT

Among

MIE JURASSIC ENERGY CORPORATION

PACIFIC ENERGY DEVELOPMENT CORP.

And

WHITE HAWK PETROLEUM, LLC

Dated December 20, 2013

MEMBER WITHDRAWAL AGREEMENT

THIS MEMBER WITHDRAWAL AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2013 (the “Effective Date”), by and among MIE Jurassic Energy Corporation, a Cayman Islands corporation (“MIEJ”), Pacific Energy Development Corp., a Nevada corporation (“PEDCO”), and White Hawk Petroleum, LLC, a Nevada limited liability company (the “Company”).  MIEJ, PEDCO and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, each of MIEJ and PEDCO hold 50% of the issued and outstanding membership interests (the “Membership Interests”) of the Company;

WHEREAS, on or about the Effective Date, the Company effected the sale of approximately 50% of its assets (the “Conveyed Interests”) to Millennial PDP Fund IV, LP (“Millennial”), with such sale effective November 1, 2013 (“Sale Effective Date”), pursuant to that certain Purchase and Sale Agreement entered into by and between the Company and Millennial (the “Sale Agreement”), for aggregate consideration of US$2,648,825.00 (the “Sale Consideration”);

WHEREAS, as of December 31, 2013, the Company will owe US$831,265.96 in principal, and US$4,110.60 in accrued interest as agreed upon by MIEJ and the Company, for a total of US$835,376.56 principal and accrued interest outstanding (the “Note Payoff Amount”) under that certain Promissory Note, dated June 4, 2012, entered into by and between MIEJ as “Holder” and the Company as “Borrower” (the “MIEJ Note”); and

WHEREAS, effective upon December 31, 2013 (the “Withdrawal Date”), MIEJ desires to withdraw as a member of the Company as of the Withdrawal Date, and the Company and PEDCO desire to permit such withdrawal, in exchange for the consideration and promises, and upon the terms and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the facts stated in the above recitals and of the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

Construction of Terms: When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) ”or” is not exclusive; (iii) ”including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; and (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email.  Certain capitalized terms used below are defined on Exhibit A attached hereto.

ARTICLE I

WITHDRAWAL OF MIEJ; SATISFACTION OF MIEJ NOTE; AND PAYMENTS TO MIEJ

Section 1.1                Withdrawal of MIEJ.  Subject to the terms and conditions of this Agreement, effective upon the Withdrawal Date, the Company shall redeem all membership interests in the Company held by MIEJ, MIEJ shall withdraw from the Company as a member, and MIEJ shall no longer be a member of, or have any interest in, the Company.

Section 1.2                Satisfaction of MIEJ Note.

(a)           On or before the Withdrawal Date, but in no event less than two Business Days prior to the Withdrawal Date, the Company shall pay to MIEJ an amount equal to the Note Payoff Amount in accordance with the wire instructions provided by MIEJ.

(b)           Upon receipt of the Note Payoff Amount, the MIEJ Note shall be fully paid, satisfied, and discharged in full, with no additional amounts due or owing, or obligations due or owing by the Company to MIEJ under the MIEJ Note or in connection therewith.

Section 1.3                 Payment of Sale Consideration Allocation.

(a)           On or before the Withdrawal Date, but in no event no less than two Business Days prior to the Withdrawal Date, the Company shall redeem all membership interests in the Company held by MIEJ through the payment to MIEJ of an amount equal to the MIEJ Sale Consideration Allocation (as defined below) in accordance with the wire instructions provided by MIEJ, calculated by the Company and MIEJ as of the date of the initiation of the wire of such funds to MIEJ (the “MIEJ Sale Consideration Wire Date”).

(b)           For purposes of this Agreement, the “MIEJ Sale Consideration Allocation” shall mean an amount equal to (x) the Sale Consideration less (y) the Note Payoff Amount, and (z) plus or minus any Sale Consideration Adjustments (defined below), if and as applicable.

(c)           For purposes of this Agreement, the “Sale Consideration Adjustments” shall mean an amount equal to any adjustments to the Sale Consideration as provided under the Sale Agreement that either increases or decreases the amount of the final aggregate Sale Consideration received by the Company from Millennial under the Sale Agreement.  In the event any Sale Consideration Adjustments occur following the MIEJ Sale Consideration Wire Date, such adjustments shall be reconciled against MIEJ Revenues (as defined below) or MIEJ Expenses, as applicable, in accordance with Section 2.4 below, or as otherwise agreed upon by the Parties.

Section 1.4                 Payment of Proportionate Share of Bank Balance.  On or before the Withdrawal Date, but in no event less than two Business Days prior to the Withdrawal Date, the Company shall pay to MIEJ an amount equal to 50% of the Company’s outstanding cash balance in its Citibank account, after deduction for any issued and pending checks properly allocable proportionately to MIEJ’s and PEDCO’s interests, which amount payable to MIEJ is estimated to be US$32,059.25 (the “Bank Balance Allocation”).  In the event any adjustments to the Bank Balance Allocation are required following the payment thereof, such adjustments will be made in accordance with Section 2.4 below, or as otherwise agreed upon by the Parties.

Section 1.5                 Compliance with Nevada Law.  The Parties agree that notwithstanding the fact that the Company’s Articles of Organization and Operating Agreement do not provide for the right of any member of the Company to withdraw from such Company, such withdrawal is approved and agreed to by the Parties.  For the sake of clarity and in an abundance of caution, the Parties agree that in the event MIEJ is prohibited from withdrawing from the Company rightfully pursuant to Section 86.331 of the Nevada Revised Statutes (the “NRS”), MIEJ shall be deemed to have withdrawn from the Company pursuant to Section 86.335 of the NRS, the MIEJ Sale Consideration Allocation shall be deemed to represent the fair market value of the Membership Interests held by MIEJ prior to the withdrawal and the damages suffered by the Company as a result of such withdrawal shall be deemed to be zero.  Other than the Note Payoff Amount and the MIEJ Sale Consideration Allocation, MIEJ shall not be due any other consideration pursuant to this Agreement, in connection with the withdrawal, in connection with the prior ownership of the Membership Interests, or in connection with its capital contribution in the Company and the Company shall not be required to return its capital contribution in the Company.

ARTICLE II

WITHDRAWAL OF MIEJ; SATISFACTION OF MIEJ NOTE; AND PAYMENTS TO MIEJ

Section 2.1                 Resignation of MIEJ Manager and Officers.  Effective upon the Withdrawal Date, Andrew S. Harper shall tender his resignation as and shall be deemed removed as a Manager of the Company, and from any and all other offices held with the Company, with Frank C. Ingriselli hereby appointed as sole Manager and Chairman of the Company upon the Withdrawal Date.

Section 2.2                 Confidentiality.  For a period of twelve (12) months following the Withdrawal Date, MIEJ agrees to continue to be bound by the confidentiality provisions set forth in Article 11 of that certain Amended and Restated Operating Agreement, dated May 23, 2013, by and among the Parties (the “Operating Agreement”), provided, however, that MIEJ agrees that the license provisions set forth in Section 11.4 thereof shall have no further force or effect following the Withdrawal Date.  Notwithstanding the foregoing, upon the Withdrawal Date, MIEJ shall no longer be a member of the Company or a party to the Operating Agreement.

Section 2.3                 Tax Matters.

(a)           MIEJ and PEDCO shall provide each other and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to provide each other with such cooperation and information relating to the Company as any of them reasonably may request in connection with any Tax matter relating to the Company, including, without limitation, (i) the preparation and filing of any Return or form, amended Return or claim for refund; (ii) resolution of disputes and audits; (iii) contest or compromise of any Tax claim; (iv) determination of any Tax liability or right to a refund of Taxes; (v) participation in or conduct of any Tax Proceeding; and (vi) furnishing each other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request.

(b)           The Company shall retain all books and records in its possession with respect to Tax matters pertinent to the Parties and the Company relating to taxable periods of the Company ending on or prior to the Withdrawal Date until the expiration of the applicable statute of limitations (and, to the extent notified by MIEJ or PEDCO, any extensions thereof) of the respective taxable periods.

(c)           MIEJ shall be responsible for and shall timely pay any and all Taxes that become payable as a result of the Sale Agreement, and with respect to MIEJ’s interests in the Company as a member therein, including, but not limited to, any federal or state income taxes due and payable with respect thereto.  Upon written request by the Company to MIEJ for payment or reimbursement of any such Taxes, with satisfactory evidence thereof, MIEJ shall promptly pay or refund such Tax amounts as requested by the Company.

(d)           The indemnification obligations contained in this Section 2.3 shall be in addition to those contained in Article III, and shall survive the Withdrawal Date and continue in full force and effect until thirty (30) days after the applicable statute of limitations has expired with respect to such Tax.

Section 2.4                  Allocation of Production Revenues and Expenses; Reconciliation.

(a)           PEDCO and the Company hereby covenant to MIEJ, on a joint and several basis, that upon the consummation of the transactions contemplated by this Agreement, MIEJ shall be entitled to its proportionate share of production revenues arising from the Conveyed Interests through October 31, 2013 (“MIEJ Revenues”), and PEDCO and the Company covenant that MIEJ shall receive from the Company such MIEJ Revenues promptly once received by the Company from the operator of such Conveyed Interests and, to the extent received by PEDCO or the Company following the MIEJ Sale Consideration Wire Date, the Company shall promptly pay to MIEJ such MIEJ Revenues upon receipt, subject to offset by MIEJ Expenses (as defined below) pursuant to the following section.

(b)           MIEJ hereby covenants to PEDCO and the Company that upon the consummation of the transactions contemplated by this Agreement, MIEJ shall be responsible for full payment of all expenses and Taxes related to the Sale Agreement and divestiture of the Conveyed Interests, and MIEJ’s withdrawal from the Company, its proportionate share of expenses arising from the Conveyed Interests through October 31, 2013, and its proportionate or allocable share of Taxes, general corporate and operational expenses of the Company arising or accruing with respect to the Company’s operations through the Withdrawal Date (collectively, “MIEJ Expenses”), and MIEJ covenants that it shall promptly pay to the Company any such MIEJ Expenses upon written request received from the Company, with appropriate evidence thereof.  Upon mutual agreement by the Company and MIEJ, the Company may offset any MIEJ Revenues and/or Sale Consideration Adjustments by any outstanding MIEJ Expenses, as evidenced by reasonable supporting documentation thereof.

(c)           Following the Withdrawal Date, PEDCO, MIEJ and the Company covenant and agree that they will fully cooperate and use best efforts to fully and properly reconcile any and all MIEJ Revenues, MIEJ Expenses, Sale Consideration Adjustments, and other amounts received, due or owing by the Company.

ARTICLE III

INDEMNIFICATION
Section 3.1                 Indemnification by the Company.  The Company hereby agrees to defend and hold MIEJ, its shareholders, officers, directors, controlling persons, Affiliates and agents, harmless from and against any and all claims, liabilities, obligations, losses or other damages (including, without limitation, reasonable attorneys’ fees and expenses and diminution in value) (such items hereinafter referred to as “Losses”) asserted against, imposed upon or incurred by MIEJ, its shareholders, officers, directors, shareholders, controlling persons and agents, arising (i) out of any breach of any covenant or agreement of the Company under this Agreement or (ii) with respect to the Company’s assets or operations between the Effective Date and the Withdrawal Effective Date, including any material changes thereto, which would adversely effect MIEJ’s interest therein or receipt of payments as provided under this Agreement.

Section 3.2                 Indemnification by MIEJ.  MIEJ hereby agrees to indemnify, defend and hold the Company, and its members, officers, managers, controlling persons, Affiliates and agents, harmless from and against any Losses asserted against, imposed upon or incurred by the Company, or any of its members, officers, managers, controlling persons and agents, arising (a) out of any breach of any covenant or agreement of MIEJ under this Agreement, (b) out of any liability for Taxes arising as a result of the sale by the Company of the Conveyed Interests, or MIEJ’s membership in the Company, or (c) pursuant to the Sale Agreement (subject to a maximum amount set forth in Section 8.4 of the Sales Agreement).

Section 3.3                 Indemnification Procedures.

(a)           Promptly after receipt by a Person entitled to indemnification under Sections 3.1 or 3.2 (an “Indemnified Person”) of notice of the assertion of a claim by a Person that is not a party to this Agreement (a “Third-Party Claim”) against such Indemnified Person such Indemnified Person shall give notice (a “Claim Notice”) to the Person obligated to provide indemnification under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to provide a Claim Notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)           If any Third-Party Claim is brought against an Indemnified Person and it gives notice to the Indemnifying Person with respect to such claim, the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article III for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation and monitoring the status of the Proceeding.  If the Indemnifying Person assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of any applicable law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (ii) the Indemnified Person will have no liability or Loss of any kind with respect to any compromise or settlement of such claims effected without its consent.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)           In the event any Indemnified Person desires to assert a claim for indemnification under this Article III with respect to any matter not involving a Third-Party Claim, such Indemnified Person shall promptly notify the Indemnifying Person in writing of such claim (and make any other notifications required under the Escrow Agreement); provided, that the failure to provide a Claim Notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the Indemnifying Person is materially and irrevocably prejudiced by the Indemnified Person’s failure to give such notice.

Section 3.4                 Right of Offset.  In order to satisfy the indemnification obligations of MIEJ pursuant to this Article III, the Company shall have the right to off-set or set-off any payment due to MIEJ from the Company against any payment required to be made by MIEJ pursuant to this Article III.

Section 3.5                 Satisfaction of Claims.  MIEJ and the Company, respectively and as applicable, shall satisfy any claims for Losses that have not been indemnified or satisfied by means of offset under this Article III by payment in cash upon demand, supported by a reasonably detailed description of such claim.

Section 3.6                Non-Exclusivity of Remedies. Notwithstanding the indemnification provisions of this Article III, nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedy at law or in equity to which such party may be entitled under Applicable Law as a result of any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein by another party.

Section 3.7                 Survival.  The covenants and agreements of the parties contained in this Agreement shall survive and continue in full force and effect until the date that is twelve (12) months from the Effective Date, except with respect to Taxes, which shall survive the Withdrawal Date and continue in full force and effect until thirty (30) days after the applicable statute of limitations has expired with respect to such Tax.

ARTICLE IV

MISCELLANEOUS

Section 4.1                 Attorneys’ Fees.  In the event any Party brings an action to enforce this Agreement, the prevailing Party or Parties in such action shall be entitled to recover reasonable costs incurred in connection therewith, including reasonable attorneys’ fees.

Section 4.2                 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by nationally recognized overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to MIEJ:	MIE Jurassic Energy Corporation
Suite 1501, Block C, Grand Palace,
5 Hui Zhong Road, Chaoyang District,
Beijing 100101 P.R. China
Attention: Andrew S. Harper
Facsimile: 86-10-51238223

If to PEDCO:	Pacific Energy Development Corp.
4125 Blackhawk Plaza Circle
Suite 201
Danville, CA 94506
Attention: General Counsel Facsimile: 928-403-0703

If to the Company:	White Hawk Petroleum, LLC
4125 Blackhawk Plaza Circle
Suite 201
Danville, CA 94506
Attention: General Counsel Facsimile: 928-403-0703

Section 4.3                 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.4                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 4.5                 Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

Section 4.6                 Successors; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted transferees and assignees.  Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any Party, in whole or in part, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

Section 4.7                 Further Assurances.  Each Party hereto will, at the request of another Party, take such further actions as are requested and execute any additional documents, consents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement; provided, however, that no such action, document, instrument or conveyance shall increase a Party’s liability beyond that contemplated by this Agreement.

Section 4.8                 No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.9                 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by MIEJ and PEDCO.

Section 4.10               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its choice of law principles).

Section 4.11               Power and Authority. The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of the Parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.  The execution and delivery by each Party of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the document(s) regarding organization and/or management of such Party, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected.

Section 4.12.              No Presumption from Drafting. This Agreement has been negotiated at arm's-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

Section 4.13.              Review and Construction of Documents. Each Party hereby acknowledges, and represents and warrants to the other Parties, that (a) such Party has consulted with legal counsel of its own choice and has reviewed this Agreement with its legal counsel, (b) such Party has reviewed this Agreement and fully understands the effects thereof and all terms and provisions contained herein, and (c) such Party has executed this Agreement of its own free will and volition.

Section 4.14.             Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Member Withdrawal Agreement to be duly executed as of the day and year first above written.

MIE JURASSIC ENERGY CORPORATION
By: /s/ Andrew S. Harper
Name: Andrew S. Harper Title: Chief Executive Officer

PACIFIC ENERGY DEVELOPMENT CORP.
By: /s/ Frank C. Ingriselli
Name: Frank C. Ingriselli Title: President and Chief Executive Officer

WHITE HAWK PETROLEUM, LLC
By: /s/ Frank C. Ingriselli
Name: Frank C. Ingriselli Title: Manager

EXHIBIT A

DEFINED TERMS

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such first Person.  As used in the foregoing sentence, the term “Control” (including, with correlative meaning, the terms “Controlling,” “Controlled by” and “Under Common Control With”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, principle, judgment, decision, order, writ or directive (including those of any other self-regulatory organization) applicable to the Company, MIEJ, PEDCO or any of their respective Affiliates, officers, directors, managers, members, employees or agents, as the case may be.

“Business Days” means any weekday other than days on which commercial banks in Houston, Texas, Hong Kong, China or Beijing, China are obligated by Applicable Law to be closed.

“Claim Notice” has the meaning set forth in Section 3.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Conveyed Interests” has the meaning given to such term in the Sale Agreement.

 “Governmental Authority” means any federal, state, municipal or other governmental entity exercising executive, legislative, judicial, regulatory or administrative functions, including any governmental or non-governmental self-regulatory organization, agency or authority.

“Indemnified Person” has the meaning set forth in Section 3.3(a).

“Indemnifying Person” has the meaning set forth in Section 3.3(a).

“Losses” has the meaning set forth in Section 3.1.

 “Party” or “Parties” has the meaning set forth in the preamble.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, Governmental Authority or other entity, enterprise, authority, or unincorporated entity.

“Proceeding” means any suit, action, proceeding, dispute or claim before, or investigation by, any governmental or regulatory authority, tribunal, mediation or arbitration.

“Returns” means, with respect to any Tax, any information return report, statement, declaration or document required to be filed under the applicable Tax law in respect of such Tax, and any amendment or supplements to any of the foregoing.

“Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, use, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax or like assessment or charge or any kind whatsoever, together with any interest or any penalty, imposed by any Governmental Authority responsible for the imposition of any such tax.

“Third-Party Claim” has the meaning set forth in Section 3.3(a).

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